REORGANIZATION AND
STOCK PURCHASE AGREEMENT

by and between

Trinity3 Corporation
a Delaware corporation,

on the one hand

and

Skyline Orthopedics, Inc.
a California corporation

and its Shareholder

on the other hand

REORGANIZATION AND STOCK PURCHASE AGREEMENT

This REORGANIZATION AND STOCK PURCHASE AGREEMENT ("Agreement") is dated as of February 4, 2004, by and among Trinity3 Corporation, a Delaware corporation ("Trinity"), on the one hand, and Skyline Orthopedics, Inc., a California corporation ("Skyline") and the individual identified on the signature page of this Agreement as the shareholder of Skyline ("Shareholder"), on the other hand. Each of Trinity, Skyline, and the Shareholder shall be referred to herein as a "Party" and collectively as the "Parties."

W I T N E S S E T H

WHEREAS, the Shareholder collectively owns 100% of the issued and outstanding common stock of Skyline as set forth in Exhibit A attached hereto (the "Skyline Shares");

WHEREAS, the Shareholder desires to sell and Trinity desires to purchase all of the Skyline Shares in accordance with the terms set forth herein;

WHEREAS, the Parties desire and intend that the transactions contemplated by this Agreement will be a tax free reorganization under Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended.

NOW THEREFORE, in consideration of the premises and respective mutual agreements, covenants, representations and warranties herein contained, it is agreed between the Parties hereto as follows:

ARTICLE 1
SALE AND PURCHASE OF THE SKYLINE SHARES

1.1      Sale of the Skyline Shares. At the Closing, subject to the terms and conditions herein set forth, and on the basis of the representations, warranties and agreements herein contained, the Shareholder shall sell to Trinity and Trinity shall purchase from the Shareholder, all of the Skyline Shares.

1.2       Purchase Price. As consideration for the purchase of the Skyline Shares, Trinity shall pay to the Shareholder the following (the "Purchase Price"):

1.2.1   Trinity shall pay the sum of $500,000 cash, payable (a) $250,000 payable at the Closing as set forth in Section 4.2.1 (the "Purchase Cash Payment"), and (b) $250,000 in the form of a promissory note as set forth in Exhibit B attached hereto and made a part hereof (the "Purchase Note"); and

1.2.2   Trinity shall issue to the Shareholder, as set forth in Exhibit A attached hereto and made a part hereof, a total of Four Hundred Fifty Thousand (450,000) shares of Trinity common stock (the "Trinity Shares").

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ARTICLE 2
REPRESENTATIONS AND WARRANTIES
OF SKYLINE AND THE SHAREHOLDER

2.1       Representations and Warranties of Skyline and The Shareholder. To induce Trinity to enter into this Agreement and to consummate the transactions contemplated hereby, Skyline and the Shareholder, and each of them, represent and warrant as of the date hereof and as of the Closing, as follows:

2.1.1   Authority of Skyline and The Shareholder; Transfer of Skyline Shares. Skyline and the Shareholder have the full right, power and authority to enter into this Agreement and to carry out and consummate the transactions contemplated herein. This Agreement, and all of the Exhibits attached hereto, constitutes the legal, valid and binding obligation of Skyline and the Shareholder. The Shareholder shall transfer title in and to the Skyline Shares to Trinity free and clear of all liens, security interests, pledges, encumbrances, charges, restrictions, demands, and claims of any kind or nature whatsoever, whether direct or indirect or contingent.

2.1.2   Corporate Existence of Skyline. Skyline is a corporation duly organized, validly existing, and in good standing under the laws of the state of California. It has all requisite corporate power, franchises, licenses, permits and authority to own its properties and assets and to carry on its business as it has been and is being conducted. It is in good standing in each state, nation or other jurisdiction wherein the character of the business transacted by it makes such qualification necessary.

2.1.2.1  Corporate Existence of Subsidiaries. Each of the Subsidiaries (as defined in Section 2.1.4) is a corporation duly organized, validly existing, and in good standing under the laws of its state of incorporation. Each Subsidiary has all requisite corporate power, franchises, licenses, permits and authority to own its properties and assets and to carry on its business as it has been and is being conducted. Each Subsidiary is in good standing in each state, nation, or other jurisdiction wherein the character of the business transacted by it makes such qualification necessary.

2.1.3   Capitalization of Skyline. The authorized equity securities of Skyline consists of 100 shares of common stock, no par value, of which 75 shares are issued and outstanding. No other shares of capital stock of Skyline are issued and outstanding. All of the issued and outstanding shares have been duly and validly issued in accordance and compliance with all applicable laws, rules and regulations and are fully paid and nonassessable. There are no options, warrants, rights, calls, commitments, plans, contracts or other agreements of any character granted or issued by Skyline which provide for the purchase, issuance or transfer of any shares of the capital stock of Skyline nor are there any outstanding securities granted or issued by Skyline that are convertible into any shares of the equity securities of Skyline, and none is authorized. Skyline is not obligated or committed to purchase, redeem or otherwise acquire any of its equity. All presently exercisable voting rights in Skyline are vested exclusively in its outstanding shares of common stock, each share of which is entitled to one vote on every matter to come before it's Shareholder, and other than as may be contemplated by this Agreement, there are no voting trusts or other voting arrangements with respect to any of Skyline’s equity securities.

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2.1.4   Subsidiaries. "Subsidiary" or "Subsidiaries" means all corporations, trusts, partnerships, associations, joint ventures or other Persons, as defined below, of which a corporation or any other Subsidiary of such corporation owns not less than twenty percent (20%) of the voting securities or other equity or of which such corporation or any other Subsidiary of such corporation possesses, directly or indirectly, the power to direct or cause the direction of the management and policies, whether through ownership of voting shares, management contracts or otherwise. "Person" means any individual, corporation, trust, association, partnership, proprietorship, joint venture or other entity. Skyline has one (1) wholly-owned Subsidiary, namely Core Management Systems, Inc., a California corporation ("Core"), of which it owns 100% of the issued and outstanding common stock, no par value per share.

2.1.5   Execution of Agreement. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not: (a) violate, conflict with, modify or cause any default under or acceleration of (or give any Party any right to declare any default or acceleration upon notice or passage of time or both), in whole or in part, any charter, article of incorporation, bylaw, mortgage, lien, deed of trust, indenture, lease, agreement, instrument, order, injunction, decree, judgment, law or any other restriction of any kind to which Skyline, its Subsidiaries, or the Shareholder are a party or by which any of them or any of their properties are bound; (b) result in the creation of any security interest, lien, encumbrance, adverse claim, proscription or restriction on any property or asset (whether real, personal, mixed, tangible or intangible), right, contract, agreement or business of Skyline, its Subsidiaries, or the Shareholder; (c) violate any law, rule or regulation of any federal or state regulatory agency; or (d) permit any federal or state regulatory agency to impose any restrictions or limitations of any nature on Skyline, its Subsidiaries, or the Shareholder or any of their respective actions.

2.1.6          Taxes.

2.1.6.1  Except for federal and state income taxes due for the fiscal year ending December 31, 2003, which are estimated to be no more than $15,000 total for both Skyline and its Subsidiary, all taxes, assessments, fees, penalties, interest and other governmental charges with respect to Skyline and its Subsidiaries which have become due and payable on the date hereof have been paid in full or adequately reserved against by Skyline, (including without limitation, income, property, sales, use, franchise, capital stock, excise, added value, employees’ income withholding, social security and unemployment taxes), and all interest and penalties thereon with respect to the periods then ended and for all periods thereto;

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2.1.6.2  There are no agreements, waivers or other arrangements providing for an extension of time with respect to the assessment of any tax or deficiency against Skyline or its Subsidiaries, nor are there any actions, suits, proceedings, investigations or claims now pending against Skyline or its Subsidiaries, nor are there any actions, suits, proceedings, investigations or claims now pending against Skyline or its Subsidiaries in respect of any tax or assessment, or any matters under discussion with any federal, state, local or foreign authority relating to any taxes or assessments, or any claims for additional taxes or assessments asserted by any such authority, and there is no basis for the assertion of any additional taxes or assessments against Skyline or its Subsidiaries; and

2.1.6.3  The consummation of the transactions contemplated by this Agreement will not result in the imposition of any additional taxes on or assessments against Skyline or its Subsidiaries.

2.1.7   Disputes and Litigation. There is no suit, action, litigation, proceeding, investigation, claim, complaint, or accusation pending, threatened against or affecting Skyline, its Subsidiaries, or any of their properties, assets or business or to which they are a party, in any court or before any arbitrator of any kind or before or by any governmental agency (including, without limitation, any federal, state, local, foreign or other governmental department, commission, board, bureau, agency or instrumentality), and there is no basis for such suit, action, litigation, proceeding, investigation, claim, complaint, or accusation; (b) there is no pending or threatened change in any environmental, zoning or building laws, regulations or ordinances which affect or could affect Skyline, its Subsidiaries, or any of their properties, assets or businesses; and (c) there is no outstanding order, writ, injunction, decree, judgment or award by any court, arbitrator or governmental body against or affecting Skyline, its Subsidiaries, or any of their properties, assets or business. There is no litigation, proceeding, investigation, claim, complaint or accusation, formal or informal, or arbitration pending, or any of the aforesaid threatened, or any contingent liability which would give rise to any right of indemnification or similar right on the part of any director or officer of Skyline or its Subsidiaries, or any such person's heirs, executors or administrators as against Skyline or its Subsidiaries.

2.1.8   Compliance with laws. Skyline and its Subsidiaries have at all times been, and presently are, in full compliance with, and have not received notice of any claimed violation of, any applicable federal, state, local, foreign and other laws, rules and regulations. Skyline and its Subsidiaries have filed all returns, reports and other documents and furnished all information required or requested by any federal, state, local or foreign governmental agency and all such returns, reports, documents and information are true and complete in all respects. All permits, licenses, orders, franchises and approvals of all federal, state, local or foreign governmental or regulatory bodies required of Skyline and its Subsidiaries for the conduct of their business have been obtained, no violations are or have been recorded in respect of any such permits, licenses, orders, franchises and approvals, and there is no litigation, proceeding, investigation, arbitration, claim, complaint or accusation, formal or informal, pending or threatened, which may revoke, limit, or question the validity, sufficiency or continuance of any such permit, license, order, franchise or approval. Such permits, licenses, orders, franchises and approvals are valid and sufficient for all activities presently carried on by Skyline and its Subsidiaries.

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2.1.9   Guaranties. Skyline and its Subsidiaries have not guaranteed any dividend, obligation or indebtedness of any Person; nor has any Person guaranteed any dividend, obligation or indebtedness of Skyline or its Subsidiaries.

2.1.10       Books and Records. Skyline and its Subsidiaries keep their books, records and accounts (including, without limitation, those kept for financial reporting purposes and for tax purposes) in accordance with good business practice and in sufficient detail to reflect the transactions and dispositions of their assets, liabilities and equities. The minute books of Skyline and its Subsidiaries contain records of their shareholder’ and directors’ meetings and of action taken by such shareholders and directors. The meetings of directors and shareholder referred to in such minute books were duly called and held, and the resolutions appearing in such minute books were duly adopted. The signatures appearing on all documents contained in such minute books are the true signatures of the persons purporting to have signed the same. To the best knowledge of Shareholder, attached hereto as Exhibit C is (a) an income statement and a balance sheet of Skyline and its Subsidiaries as of and for the years ended December 31, 2002 and 2003, (b) a balance sheet as of and for the month ended January 31, 2004, prepared with the most up-to-date adjustments reasonably available, and (c) a "mini-statement" or receipt from any banks at which Skyline or its Subsidiary has an account showing debits and credits as well as the bank balance as of the Closing Date. Attached hereto as Exhibit D is a list of all contracts to which Skyline and its Subsidiaries are a party or obligated as of the Closing Date, and Skyline hereby represents and warrants that there are no other material contracts or agreements in existence as of the Closing Date.

2.1.11       Trinity Shares to be Restricted Securities. The Shareholder acknowledges that all of the Trinity Shares will be "restricted securities"(as such term is defined in Rule 144 promulgated under the Securities Act of 1933, as amended ("Rule 144")), and will include the restrictive legend set forth in Section 4.2.1(a) hereof, and, except as otherwise set forth in this Agreement, that the shares cannot be sold for a period of at least one year from the date of issuance unless registered with the United States Securities and Exchange Commission ("SEC") and qualified by appropriate state securities regulators, or unless the Shareholder obtain written consent from Trinity and otherwise comply with an exemption from such registration and qualification (including, without limitation, compliance with Rule 144).

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ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF TRINITY

3.1       Representations and Warranties of Trinity. To induce Skyline and the Shareholder to enter into this Agreement and to consummate the transactions contemplated hereby, Trinity represents and warrants, as of the date hereof and as of the Closing, as follows:

3.1.1   Authority of Trinity. Trinity has the full right, power and authority to enter into this Agreement and to carry out and consummate the transactions contemplated herein. This Agreement, and all of the Exhibits attached hereto constitutes the legal, valid and binding obligation of Trinity.

3.1.2   Corporate Existence and Authority of Trinity. Trinity is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. It has all requisite corporate power, franchises, licenses, permits and authority to own its properties and assets and to carry on its business as it has been and is being conducted. It is in good standing in each state, nation or other jurisdiction in each state, nation or other jurisdiction wherein the character of the business transacted by it makes such qualification necessary.

3.1.2.1  Corporate Existence of Subsidiaries. Each of the Subsidiaries (as defined in Section 3.1.4) is a corporation duly organized, validly existing, and in good standing under the laws of its state of incorporation. Each Subsidiary has all requisite corporate power, franchises, licenses, permits and authority to own its properties and assets and to carry on its business as it has been and is being conducted. Each Subsidiary is in good standing in each state, nation, or other jurisdiction wherein the character of the business transacted by it makes such qualification necessary.

3.1.3   Capitalization of Trinity. The authorized equity securities of Trinity consists of 2,000,000,000 shares of common stock, par value $0.0001 per share, of which 10,221,773 shares are issued and outstanding as of the date hereof, and 15,000,000 shares of preferred stock, par value $0.0001 per share, none of which are issued or outstanding. No other shares of capital stock of Trinity are issued and outstanding. All of the issued and outstanding shares have been duly and validly issued in accordance and compliance with all applicable laws, rules and regulations and are fully paid and nonassessable. All presently exercisable voting rights in Trinity are vested exclusively in its outstanding shares of common stock, each share of which is entitled to one vote on every matter to come before its shareholders. Other than as may be contemplated by this Agreement, there are no voting trusts or other voting arrangements with respect to any of Trinity’s equity securities.

3.1.4   Subsidiaries. Trinity has two (2) subsidiaries, namely Caiban Holdings, Inc., a Delaware corporation, and Trinity3 Acceptance Corp., a California corporation.

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3.1.5   Execution of Agreement. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not: (a) violate, conflict with, modify or cause any default under or acceleration of (or give any Party any right to declare any default or acceleration upon notice or passage of time or both), in whole or in part, any charter, article of incorporation, bylaw, mortgage, lien, deed of trust, indenture, lease, agreement, instrument, order, injunction, decree, judgment, law or any other restriction of any kind to which Trinity or its Subsidiaries are a party or by which they or any of their properties are bound; (b) result in the creation of any security interest, lien, encumbrance, adverse claim, proscription or restriction on any property or asset (whether real, personal, mixed, tangible or intangible), right, contract, agreement or business of Trinity or its Subsidiaries; (c) violate any law, rule or regulation of any federal or state regulatory agency; or (d) permit any federal or state regulatory agency to impose any restrictions or limitations of any nature on Trinity or its Subsidiaries or any of their actions.

3.1.6   No Guarantees. Trinity acknowledges and agrees that, except as set forth in this Agreement and the Exhibits and attachments hereto, Trinity is buying Skyline "as is", and no guarantees have been made by Skyline or the Shareholder as to the current or future financial performance results (or lack thereof) of Skyline or its Subsidiaries.

ARTICLE 4
CLOSING AND DELIVERY OF DOCUMENTS

4.1      Closing. The Closing (the "Closing") shall take place at the offices of Trinity, 1920 Main Street, Suite 980, Irvine, California 92614, no later than the close of business (Orange County, California time) on February 10, 2004, or at such other place, date and time as the Parties may agree in writing (the "Closing Date").

4.2       Deliveries by Trinity.  At the Closing, Trinity shall deliver the following:

4.2.1    Trinity shall deliver to the Shareholder:

(a)   the Trinity Shares, fully paid and non-assessable and subject to no liens, security interests, pledges, encumbrances, charges, restrictions, demands or claims in any other party whatsoever, except as set forth in the legend on the certificate(s), which legend shall provide substantially as follows:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR THE SECURITIES LAWS OF ANY STATE, AND MAY NOT BE OFFERED, SOLD, TRANSFERRED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF FOR A PERIOD OF ONE YEAR FROM THE ISSUANCE THEREOF EXCEPT (i) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT AND ANY APPLICABLE STATE LAWS OR (ii) UPON THE EXPRESS WRITTEN AGREEMENT OF THE COMPANY AND COMPLIANCE, TO THE EXTENT APPLICABLE, WITH RULE 144 UNDER THE ACT (OR ANY SIMILAR RULE UNDER THE ACT RELATING TO THE DISPOSITION OF SECURITIES);

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(b)  the Purchase Cash Payment;

(c)  the Purchase Note;

(d)  the Consulting Agreement contemplated by Section 5.1.1(g).

4.2.2    Trinity shall deliver to Skyline:

(a)  written confirmation of the approval of the herein described transactions by Trinity’s Board of Directors; and

(b)  an officers certificate, executed by the President, Chief Executive Officer, and Secretary of Trinity, in the form attached hereto as Exhibit E.

4.3       Delivery by Skyline: At the Closing, Skyline shall deliver the following:

4.3.1    Skyline shall deliver to Trinity:

(a)  written confirmation of the approval of the herein described transactions by Skyline’s Board of Directors;

(b)  written confirmation of the approval of the herein described transactions by Skyline’s Shareholder;

(c)  an officers certificate, executed by the President, Chief Executive Officer, and Secretary of Skyline, in the form attached hereto as Exhibit F;

(d)  a certificate of good standing, dated within twenty (20) days prior to the Closing Date, evidencing the status of Skyline and its subsidiaries; and

(e)  financial statements of Skyline as set forth in Section 2.1.10.

4.3.2    Skyline shall deliver to the Shareholder:

(a)  a duly executed Guaranty of the Purchase Note in the form attached hereto as Exhibit H;

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(b)  a duly executed Security Agreement in the form attached hereto as Exhibit I and UCC-1 in the form attached hereto as Exhibit J.

4.4       Delivery by The Shareholder: At the Closing, the Shareholder shall deliver the following:

4.4.1    The Shareholder shall deliver to Trinity:

(a)  the Skyline Shares subject to no liens, security interests, pledges, encumbrances, charges, restrictions, demands or claims in any other party whatsoever, executed or accompanied by a stock power for valid transfer of the Skyline Shares to Trinity;

(b)  the Consulting Agreement contemplated by Section 5.1.1(g); and

(c)  a completed Due Diligence Checklist in the form attached hereto as Exhibit K, including all documents required to be attached thereto.

ARTICLE 5
CONDITIONS, TERMINATION, AMENDMENT AND WAIVER

5.1       Conditions Precedent. This Agreement, and the transactions contemplated hereby, shall be subject to the following conditions precedent:

5.1.1    The obligation of Trinity to pay the Purchase Price and to satisfy its other obligations hereunder shall be subject to the fulfillment (or waiver by Trinity), at or prior to the Closing, of the following conditions, which Skyline agrees to use its best efforts to cause to be fulfilled:

(a)  Representations, Performance. If the Closing Date is not the date hereof, the representations and warranties contained in Section 2.1 hereof shall be true at and as of the date hereof and shall be repeated and shall be true at and as of the Closing Date with the same effect as though made at and as of the Closing Date, except as affected by the transactions contemplated hereby; Skyline and the Shareholder shall have duly performed and complied with all agreements and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date; and Skyline shall have delivered to Trinity a certificate dated the Closing Date, and signed by its Chief Executive Officer, President, and Secretary to the effect set forth above in this section.

(b)  Consents. Any required consent to the transactions contemplated by this Agreement shall have been obtained or waived.

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(c)           Litigation.  No suit, action, arbitration or other proceeding or investigation shall be threatened or pending before any court or governmental agency in which it is sought to restrain or prohibit or to obtain material damages or other material relief in connection with this Agreement or the consummation of the transactions contemplated hereby or which is likely to affect materially the value of Skyline.

(d)          Proceedings and Documentation.  All corporate and other proceedings of Skyline in connection with the transactions contemplated by this Agreement, and all documents and instruments incident to such corporate proceedings, shall be satisfactory in form and substance to Trinity and Trinity's counsel, and Trinity and Trinity's counsel shall have received all such receipts, documents and instruments, or copies thereof, certified if requested, to which Trinity is entitled and as may be reasonable requested.

(e)  Property Loss. No portion of Skyline’s assets shall have been destroyed or damaged or taken by condemnation under circumstances where the loss thereof will not be substantially reimbursed to Trinity through the proceeds of applicable insurance or condemnation award.

(f)  Consents and Approvals. All material licenses, permits, consents, approvals, authorizations, qualifications and orders of governmental or regulatory bodies which are (1) necessary to enable Trinity to fully operate the business of Skyline and its Subsidiary as contemplated from and after the Closing shall have been obtained and be in full force and effect, or (2) necessary for the consummation of the transactions contemplated hereby, shall have been obtained. Any notices to or consents of any party to any agreement or commitment constituting part of the transactions contemplated hereby, or otherwise required to consummate any such transactions, shall have been delivered or obtained.

(g)  Consulting Agreement. Trinity shall have entered into a consulting agreement with Chris McDonald, in the form attached hereto as Exhibit G, as of the Closing Date (the "McDonald Consulting Agreement").

(h)  As of the Closing Date, the balance of all bank accounts for Skyline and its Subsidiaries shall be at least $5,000 after accounting for any outstanding debits and/or credits, and all accounts payable will have been timely paid in accordance with their terms. The estimated current accounts payable (meaning due within 60 days or less) as of the Closing Date will be $30,000, plus or minus 10%.

5.1.2    The obligation of Skyline and the Shareholder to deliver the Skyline Shares and to satisfy their other obligations hereunder shall be subject to the fulfillment (or waiver by Skyline and the Shareholder), at or prior to the Closing, of the following conditions, which Trinity agrees to use its best efforts to cause to be fulfilled:

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(a)  Representations, Performance. If the Closing Date is not the date hereof, the representations and warranties contained in Section 3.1 hereof shall be true at and as of the date hereof and shall be repeated and shall be true at and as of the Closing Date with the same effect as though made at and as of the Closing Date, except as affected by the transactions contemplated hereby; Trinity shall have duly performed and complied with all agreements and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date; and Trinity shall have delivered to Skyline a certificate dated as of the Closing Date, and signed by its Chief Executive Officer, President, and Secretary to the effect set forth above in this section, and it has investigated the financial statements of Skyline and the Subsidiary delivered in accordance with Section 2.1.10 hereof and is satisfied with them.

(b)  Proceedings and Documentation. All corporate and other proceedings of Trinity in connection with the transactions contemplated by this Agreement, and all documents and instruments incident to such corporate proceedings, shall be satisfactory in form and substance to Skyline and Skyline’s counsel, and Skyline and Skyline’s counsel shall have received all such receipts, documents and instruments, or copies thereof, certified if requested, to which Skyline is entitled and as may be reasonably requested.

(c)  Consulting Agreement. Trinity shall have entered into the McDonald Consulting Agreement.

5.2   Termination. Notwithstanding anything to the contrary contained in this Agreement, this Agreement may be terminated and the transactions contemplated hereby may be abandoned prior to the Closing Date only by the mutual consent of all of the Parties. Following the Closing Date, this Agreement may be terminated by either Party upon delivery of written notice to the other Party.

5.3   Waiver and Amendment. Any term, provision, covenant, representation, warranty or condition of this Agreement may be waived, but only by a written instrument signed by the Party entitled to the benefits thereof. The failure or delay of any Party at any time or times to require performance of any provision hereof or to exercise its rights with respect to any provision hereof shall in no manner operate as a waiver of or affect such Party’s right at a later time to enforce the same. No waiver by any Party of any condition, or of the breach of any term, provision, covenant, representation or warranty contained in this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or waiver of any other condition or of the breach of any other term, provision, covenant, representation or warranty. No modification or amendment of this Agreement shall be valid and binding unless it be in writing and signed by all Parties hereto.

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ARTICLE 6
COVENANTS, INDEMNIFICATION

6.1      To induce Trinity to enter into this Agreement and to consummate the transactions contemplated hereby, and without limiting any covenant, agreement, representation or warranty made, Skyline and the Shareholder covenant and agree as follows:

6.1.1    Notices and Approvals. Skyline and the Shareholder agree: (a) to give all notices to third parties which may be necessary or deemed desirable by Trinity in connection with this Agreement and the consummation of the transactions contemplated hereby; (b) to use its best efforts to obtain all federal and state governmental regulatory agency approvals, consents, permit, authorizations, and orders necessary or deemed desirable by Trinity in connection with this Agreement and the consummation of the transaction contemplated hereby; and (c) to use its best efforts to obtain all consents and authorizations of any other third parties necessary or deemed desirable by Trinity in connection with this Agreement and the consummation of the transactions contemplated hereby.

6.1.2    Information for Trinity’s Statements and Applications. Skyline and the Shareholder and their employees, accountants and attorneys shall cooperate fully with Trinity in the preparation of any statements or applications made by Trinity to any federal or state governmental regulatory agency in connection with this Agreement and the transactions contemplated hereby and to furnish Trinity with all information concerning Skyline and the Shareholder necessary or deemed desirable by Trinity for inclusion in such statements and applications, including, without limitation, all requisite financial statements and schedules.

6.1.3    Access to Information. Trinity, together with its appropriate attorneys, agents and representatives, shall be permitted to make the full and complete investigation of Skyline and the Shareholder and have full access to all of the books and records of the other during reasonable business hours. Notwithstanding the foregoing, such parties shall treat all such information as confidential and shall not disclose such information without the prior consent of the other.

6.1.4    Non-Competition. The Shareholder hereby acknowledges and agrees that except as set forth in the McDonald Consulting Agreement or as expressly consented to in writing by the Company:

(a)   For a period of three (3) years from the Closing Date, the Shareholder shall not, without the written consent of Trinity, directly or indirectly, (i) become associated with, render services to, invest in, represent, advise or otherwise participate in as an officer, employee, director, stockholder, partner, promoter, agent of, consultant for or otherwise, any business which is conducted in the State of California and which is competitive with the business of Skyline or any of its Subsidiaries as they exist as of the Closing Date (the "Business"), as conducted by Skyline and its Subsidiary, to the knowledge of Skyline and the Shareholder; (ii) for its own account or for the account of any other person or entity (A) interfere with Skyline or its Subsidiary’s relationship with any of its suppliers, material customers, accounts, brokers, representatives or agents or (B) contact, telephone, meet, solicit or transact any business with any material customer, account or supplier of Skyline or its Subsidiary or its affiliates who or which transacts or has transacted business with Skyline or its Subsidiary within one (1) year prior to the Closing Date; or (iii) employ or otherwise engage, or solicit, entice or induce on behalf of themselves or any other person or entity, the services, retention or employment of any person who has been an employee, principal, partner, stockholder, sales representative, trainee, consultant to or agent of Skyline or its Subsidiary within one (1) year prior to the date of such offer or solicitation.

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(b)   Specific Performance. The Shareholder acknowledges that the covenants contained in this section are fair and reasonable in order to protect the business of Trinity and Skyline and were a material and necessary inducement for Trinity to agree to the terms of this Agreement and to the transactions contemplated by this Agreement. The Shareholder further acknowledges that he has realized significant monetary benefit from these transactions, that any remedy at law for any breach or threatened or attempted breach of the covenants contained in this section may be inadequate and that the violation of any of the covenants contained in this section will cause irreparable and continuing damage to Trinity. Accordingly, Trinity shall be entitled to specific performance or any other mode of injunctive and/or other equitable relief to enforce its rights hereunder, including without limitation an order restraining any further violation of such covenants, or any other relief a court might award, which injunctive relief shall be cumulative and in addition to any other rights or remedies of Trinity. The covenants in this section shall run in favor of Trinity and its successors and assigns. In addition, in the event that Trinity is successful, the Shareholder agrees to pay Trinity the costs it incurs, including reasonable attorneys’ fees and expenses, in bringing and prosecuting any proceeding to enforce the terms of this section.

(c)  Severability. In case any one or more of the terms or provisions contained in this section shall for any reason be held invalid, illegal or unenforceable, such invalidity, illegality or unenforceability shall not affect any other terms or provisions hereof, but such term or provision shall be deemed modified or deleted as or to the extent required by applicable law, and such modification or deletion shall not affect the validity of the other terms or provisions of this section. In addition, if any one or more of the restrictions contained in this section shall for any reason be held to be unreasonable with regard to time, duration, geographic scope or activity, the Parties contemplate and hereby agree that such restriction shall be modified and shall be enforced to the full extent compatible with applicable law. The Parties hereto intend that the covenants contained in this section shall be deemed a series of separate covenants for each country, state, county and city. If, in any judicial proceeding, a court shall refuse to enforce all the separate covenants deemed included in this section because, taken together, they cover too extensive a geographic area, the Parties intend that those of such covenants (taken in order of the cities, counties, states and countries therein which are least populous) which if eliminated would permit the remaining separate covenants to be enforced in such proceeding shall, for the purpose of such proceeding, be deemed eliminated from the provisions of this section.

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6.2       To induce Skyline and the Shareholder to enter into this Agreement and to consummate the transactions contemplated hereby, and without limiting any covenant, agreement, representation or warranty made, Trinity covenants and agrees as follows:

6.2.1   Access to Information. Skyline and the Shareholder, together with their appropriate attorneys, agents and representatives, shall be permitted to make the full and complete investigation of Trinity and have full access to all of the books and records of the other during reasonable business hours. Notwithstanding the foregoing, such parties shall treat all such information as confidential and shall not disclose such information without the prior consent of the other.

6.2.2  Employee Stock Option Plan. Trinity agrees to, within a reasonable period of time following the Closing, allocate an amount of stock options, or stock grants, to be determined by Trinity management in their sole discretion, to the employees of Skyline.

6.3       Indemnification.

6.3.1  Indemnity of Skyline and the Shareholder. Trinity agrees to indemnify, defend and hold the Skyline and the Shareholder harmless from and against any and all Losses (as hereinafter defined) arising out of or resulting from the breach by Trinity of any representation, warranty, covenant or agreement of Trinity contained in this Agreement or the schedules and exhibits hereto. For purposes of Section 6.3, the term "Losses" shall mean all damages, costs and expenses (including reasonable attorneys’ fees) of every kind, nature or description, it being the intent of the Parties that the amount of any such Loss shall be the amount necessary to restore the indemnified party to the position it would have been in (economically or otherwise), including any costs or expenses incident to such restoration, had the breach, event, occurrence or condition occasioning such Loss never occurred. Notwithstanding the foregoing provisions of this section, no claim for indemnification shall be made by Skyline or the Shareholder under this section unless and until the aggregate amount of all Losses of Skyline and the Shareholder in respect thereof shall exceed $5,000. Trinity’s liability under this section shall not exceed the Purchase Price.

6.3.2    Indemnity of Trinity. Skyline and the Shareholder, and each of them, hereby agrees to indemnify, defend and hold Trinity harmless from and against any and all Losses arising out of or resulting from the breach by Skyline or the Shareholder of any representation, warranty, agreement or covenant contained in this Agreement or the exhibits and schedules hereto, including, without limitation, the failure to disclose any liabilities or material contracts or agreements pursuant to Section 2.1.10. Trinity shall have the right to offset any Losses incurred and actually paid pursuant to this Section 6.3.2 against one or more payments due under the Purchase Note, however, any offset shall not act as Trinity’s sole remedy. Notwithstanding the foregoing provisions of this section, no claim for indemnification shall be made by Trinity under this section unless and until the aggregate amount of all Losses of Trinity in respect thereof shall exceed $5,000.

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6.3.3    Indemnification Procedure.

(a)   An indemnified party shall notify the indemnifying party of any claim of such indemnified party for indemnification under this Agreement within thirty days of the date on which such indemnified party or an executive officer or representative of such indemnified party first becomes aware of the existence of such claim. Such notice shall specify the nature of such claim in reasonable detail and the indemnifying party shall be given reasonable access to any documents or properties within the control of the indemnified party as may be useful in the investigation of the basis for such claim. The failure to so notify the indemnifying party within such thirty-day period shall not constitute a waiver of such claim but an indemnified party shall not be entitled to receive any indemnification with respect to any additional loss that occurred as a result of the failure of such person to give such notice.

In the event any indemnified party is entitled to indemnification hereunder based upon a claim asserted by a third party (including a claim arising from an assertion or potential assertion of a claim for Taxes), the indemnifying party shall be given prompt notice thereof, in reasonable detail. The failure to so notify the indemnifying party shall not constitute a waiver of such claim but an indemnified party shall not be entitled to receive any indemnification with respect to any Loss that occurred as a result of the failure of such person to give such notice. The indemnifying party shall have the right (without prejudice to the right of any indemnified party to participate at its expense through counsel of its own choosing) to defend or prosecute such claim at its expense and through counsel of its own choosing if it gives written notice of its intention to do so not later than twenty days following notice thereof by the indemnifying party or such shorter time period as required so that the interests of the indemnified party would not be materially prejudiced as a result of its failure to have received such notice; provided , however, that if the defendants in any action shall include both an indemnifying party and an indemnified party and the indemnified party shall have reasonably concluded that counsel selected by the indemnifying party has a conflict of interest because of the availability of different or additional defenses to the indemnified party, the indemnified party shall have the right to select separate counsel to participate in the defense of such action on its behalf, at the expense of the indemnifying party. If the indemnifying party does not so choose to defend or prosecute any such claim asserted by a third party for which any indemnified party would be entitled to indemnification hereunder, then the indemnified party shall be entitled to recover from the indemnifying party, on a monthly basis, all of its attorneys’ reasonable fees and other costs and expenses of litigation of any nature whatsoever incurred in the defense of such claim. Notwithstanding the assumption of the defense of any claim by an indemnifying party pursuant to this paragraph, the indemnified party shall have the right to approve the terms of any settlement of a claim (which approval shall not be unreasonably withheld).

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(b)   The indemnifying party and the indemnified party shall cooperate in furnishing evidence and testimony and in any other manner which the other may reasonably request, and shall in all other respects have an obligation of good faith dealing, one to the other, so as not to unreasonably expose the other to an undue risk of loss. The indemnified party shall be entitled to reimbursement for out-of-pocket expenses reasonably incurred by it in connection with such cooperation. Except for fees and expenses for which indemnification is provided pursuant to Section 6.3 or Section 6.4, as the case may be, and as provided in the preceding sentence, each party shall bear its own fees and expenses incurred pursuant to this paragraph (b).

ARTICLE 7
MISCELLANEOUS

7.1      Expenses. Except as otherwise specifically provided for herein, whether or not the transactions contemplated hereby are consummated, each of the Parties hereto shall bear the cost of all fees and expenses relating to or arising from its compliance with the various provisions of this Agreement and such Party’s covenants to be performed hereunder, and except as otherwise specifically provided for herein, each of the Parties hereto agrees to pay all of its own expenses (including, without limitation, attorneys and accountants’ fees and printing expenses) incurred in connection with this Agreement, the transactions contemplated hereby, the negotiations leading to the same and the preparations made for carrying the same into effect, and all such fees and expenses of the Parties hereto shall be paid prior to Closing.

7.2     Notices. Any notice, request, instruction or other document required by the terms of this Agreement, or deemed by any of the Parties hereto to be desirable, to be given to any other Party hereto shall be in writing and shall be delivered by facsimile or overnight courier to the following addresses:

To Trinity:

Trinity3 Corporation
1920 Main Street, Suite 980
Irvine, CA 92614
Facsimile (949) 955-1937
Attn: President

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with a copy to:

The Lebrecht Group, APLC
22342 Avenida Empresa, Suite 220
Rancho Santa Margarita, CA 92688
Facsimile (949) 635-1244
Attn: Brian A. Lebrecht, Esq.

To Skyline or the Shareholder:

Chris McDonald
1280 Bison Street
Newport Beach, CA 92660
Facsimile (949) 219-0534

with a copy to:

Robert H. Dewberry
The Dewberry Firm
3300 Irvine Ave, Suite 250
Newport Beach, CA 92660
Telephone: 949-955-2940
Fax: 949-955-2936

The persons and addresses set forth above may be changed from time to time by a notice sent as aforesaid. Notice shall be conclusively deemed given at the time of delivery if made during normal business hours, otherwise notice shall be deemed given on the next business day.

7.3       Entire Agreement. This Agreement, together with the schedules and exhibits hereto, sets forth the entire agreement and understanding of the Parties hereto with respect to the transactions contemplated hereby, and supersedes all prior agreements, arrangements and understandings related to the subject matter hereof. No understanding, promise, inducement, statement of intention, representation, warranty, covenant or condition, written or oral, express or implied, whether by statute or otherwise, has been made by any Party hereto which is not embodied in this Agreement, or exhibits hereto or the written statements, certificates, or other documents delivered pursuant hereto or in connection with the transactions contemplated hereby, and no Party hereto shall be bound by or liable for any alleged understanding, promise, inducement, statement, representation, warranty, covenant or condition not so set forth.

7.4      Survival of Representations. All statements of fact (including financial statements) contained in the schedules, the exhibits, the certificates or any other instrument delivered by or on behalf of the Parties hereto, or in connection with the transactions contemplated hereby, shall be deemed representations and warranties by the respective Party hereunder. All representations, warranties, agreements, and covenants hereunder shall survive the Closing and remain effective regardless of any investigation or audit at any time made by or on behalf of the Parties or of any information a Party may have in respect thereto. Consummation of the transactions contemplated hereby shall not be deemed or construed to be a waiver of any right or remedy possessed by any Party hereto, notwithstanding that such Party knew or should have known at the time of Closing that such right or remedy existed.

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7.5  Incorporated by Reference. All documents (including, without limitation, all financial statements) delivered as part hereof or incident hereto are incorporated as a part of this Agreement by reference.

7.6  Remedies Cumulative. No remedy herein conferred upon any Party is intended to be exclusive of any other remedy and each and every such remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or otherwise.

7.7  Execution of Additional Documents. Each Party hereto shall make, execute, acknowledge and deliver such other instruments and documents, and take all such other actions as may be reasonably required in order to effectuate the purposes of this Agreement and to consummate the transactions contemplated hereby.

7.8  Finders' and Related Fees. Each of the Parties hereto is responsible for, and shall indemnify the other against, any claim by any third party to a fee, commission, bonus or other remuneration arising by reason of any services alleged to have been rendered to or at the instance of said Party to this Agreement with respect to this Agreement or to any of the transactions contemplated hereby.

7.9  Governing Law. This Agreement has been negotiated and executed in the State of California and shall be construed and enforced in accordance with the laws of such state.

7.10      Forum. Each of the Parties hereto agrees that any action or suit which may be brought by any Party hereto against any other Party hereto in connection with this Agreement or the transactions contemplated hereby may be brought only in a federal or state court in Orange County, California.

7.11      Attorneys' Fees. Except as otherwise provided herein, if a dispute should arise between the Parties including, but not limited to arbitration, the prevailing Party shall be reimbursed by the nonprevailing Party for all reasonable expenses incurred in resolving such dispute, including reasonable attorneys’ fees exclusive of such amount of attorneys’ fees as shall be a premium for result or for risk of loss under a contingency fee arrangement.

7.12      Binding Effect and Assignment. This Agreement shall inure to the benefit of and be binding upon the Parties hereto and their respective heirs, executors, administrators, legal representatives and assigns.

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7.13      Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. In making proof of this Agreement, it shall not be necessary to produce or account for more than one such counterpart.

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IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first written hereinabove.

"Trinity"	"Skyline"

Trinity3 Corporation,	Skyline Orthopedics, Inc.,
a Delaware corporation	a California corporation

/s/ Steven D. Hargreaves	/s/ Chris Mcdonald
By: Steven D. Hargreaves	By: Chris McDonald
Its: President	Its: President

/s/ Shannon T. Squyres
By: Shannon T. Squyres
Its: Chief Executive Officer

"Shareholder"

/s/ Chris McDonald
Chris McDonald, sole shareholder

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Exhibit A

Skyline Shareholder

Name	No. of Skyline Shares	No. of Trinity Shares to be Received

Chris McDonald	75	450,000

A - 1

Exhibit B

Purchase Note

B - 1

Exhibit C

Assets and Liabilities
and Financial Statements
of Skyline

C - 1

Exhibit D

Contracts to which Skyline
is a party or is obligated
as of the Closing Date

D - 1

Exhibit E

Trinity Officers Certificate

E - 1

Exhibit F

Skyline Officers Certificate

F - 1

Exhibit G

Chris McDonald Consulting Agreement

G - 1

Exhibit H

Skyline Guaranty

H - 1

Exhibit I

Skyline Security Agreement

I - 1

Exhibit J

Skyline UCC-1

J - 1

Exhibit K

Due Diligence Checklist

K - 1